SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                            AMENDMENT NUMBER 3 TO FORM 10


                    GENERAL FORM FOR REGISTRATION OF SECURITIES


   Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

                             CONX CAPITAL CORPORATION
              (Exact Name of Registrant as Specified in its Charter)


               Delaware                                62-1736894
    (State or Other Jurisdiction of                  (I.R.S. Employer
    Incorporation or Organization)                 Identification No.)


          502 North Division Street, Carson City, Nevada, 89703
            (Address of Principal Executive Offices) (Zip Code)


    Registrant's Telephone Number, Including Area Code:     (702) 886-0713


    Securities to be Registered Pursuant to Section 12(b) of the Act:

                                  None


    Securities to be Registered Pursuant to Section 12(g) of the Act:

                      Common Stock, $.01 par value
                            (Title of Class)

                         CONX CAPITAL CORPORATION

                                  FORM 10

                             TABLE OF CONTENTS


    ITEM No.                                                  Page
    --------                                                  ----


          REASONS FOR FILING  . . . . . . . . . . . . . . . . . 1


          RISK FACTORS  . . . . . . . . . . . . . . . . . . . . 2


          ITEM 1.   BUSINESS  . . . . . . . . . . . . . . . . . 7


          ITEM 2.   FINANCIAL INFORMATION . . . . . . . . . .  26


          ITEM 3.   PROPERTIES  . . . . . . . . . . . . . . .  29


          ITEM 4.   SECURITY  OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS AND MANAGEMENT . . . . . . . . . .  30



          ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS  . . . .  31


          ITEM 6.   EXECUTIVE COMPENSATION  . . . . . . . . .  34


          ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED
                    TRANSACTIONS  . . . . . . . . . . . . . .  34

          ITEM 8.   LEGAL PROCEEDINGS . . . . . . . . . . . .  34


          ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE
                    REGISTRANT'S COMMON EQUITY AND RELATED
                    STOCKHOLDER MATTERS . . . . . . . . . . .  35



          ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES .  35



          ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO
                    BE REGISTERED  . . . . . . . . . . . . . . 35

          ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS. 37


          ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY
                    DATA . . . . . . . . . . . . . . . . . . . 39



          ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH
                    ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                    DISCLOSURE . . . . . . . . . . . . . . . . 39



          ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS  . . . . 40

                         CONX CAPITAL CORPORATION
                               Common Stock


    FORWARD LOOKING STATEMENTS

         The Company's management cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this Form 10 or that are otherwise made by or on behalf of the Company. For this purpose, any statements contained in the Form 10 that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "plans," or
    "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that may affect the Company's results include, but are not limited to, the Company's limited operating history, its past reliance on one affiliate of its controlling shareholder as its sole customer, its ability to attract other customers for its leasing and financing activities, sources of additional financing to meet its needs and competition. Any forward-looking statements in this report should be evaluated in light of the important risk factors contained in this registration statement. The Company is also subject to other risks detailed herein or that will be set forth from time to time in the Company's filings with the Commission. FOR A COMPLETE UNDERSTANDING OF SUCH FACTORS, THIS ENTIRE DOCUMENT, INCLUDING THE FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES, SHOULD BE READ IN ITS ENTIRETY

         The  Company wishes to  caution readers not to  place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected. The Company shall update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made not misleading.

    REASONS FOR FILING THIS REGISTRATION STATEMENT


         At this time there are no shares of the Company's common stock or other equity of the Company that are being, or have been publicly proposed to be, publicly offered by the Company. The Company does not anticipate any public offering of its equity over the next twelve months. The Company is filing this Registration Statement for the purpose of becoming a reporting company under the Securities Act of 1933, with the belief that being subject to the reporting requirements of the act will benefit the Company in obtaining additional sources of financing for its operations and provide greater flexibility for the
    financing  of  its   future  operations.       By   filing  this
    Registration Statement and becoming a reporting company, the Company also believes that future filings for proposed public offerings of equity can be more efficiently handled and thereby save the Company delays and expense at the time of such offering.

    RISK FACTORS

    Although there are no shares of the Company's common stock or other equity of the Company that are being, or have been publicly proposed to be, publicly offered by the Company, in the future prospective investors should consider carefully among other factors, the risk factors and other special considerations relating to the Company and the securities described in this Registration Statement.

    Limited Operating History of the Company
    Limitation on Liability of Officers and Directors of the Company Dependence on Growth of Affiliated Party
    Reliance on Third Party Financing
    Failure to Obtain Customer Commitments
    Competition
    Capital Expenditures, Need for Additional Financing
    Management, Recruitment of Qualified Employees
    Dependence on Leased Personnel
    No Foreseeable Dividend
    Absence of Registration under Applicable Securities Laws
    Availability of Exemption from Registration
    Ability to Implement Business Strategy
    Future Capital Needs and Uncertainty of Additional Funding
    Market Acceptance
    Uncertainty  of  Future   Financial  Results,   Fluctuations  in
    Operating Results
    Lack of Marketing Experience
    Marketing Efforts; Limited Sales Force
    Market for Common Stock

    Limited Operating History of the Company

         The Company has a limited operating history since commencing its operations in 1998. All of the business of the Company to date has been conducted with one customer which is an affiliate under common control by the Company's majority stockholder.


    Speculative Investment

         The business objectives of the Company must be considered speculative, and there is no assurance the Company will satisfy those objectives. No assurance can be given that the shareholders of the Company will realize a return on their purchase of the Company's stock, or the shareholders of the Company will not lose their investments in the Company completely. For this reason, each prospective purchaser of common stock should read this Registration Statement carefully and should consult with that purchaser's attorney, business advisor, or investment advisor.


    Limitation on Liability of Officers and Directors of the Company

         The Articles of Incorporation of the Company includes provisions eliminating or limiting the personal liability of the officers and directors of the Company to the Company and its shareholders for damages for breach of fiduciary duty as a director or officer. Accordingly, the officers and directors of the Company may have no liability to the shareholders of the Company for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to the shareholders of the Company.

    Reliance on Third Party Financing

         The Company currently relies on third party financing to provide the funds necessary to purchase the equipment leased to the our customers. Currently, financing is provided by a limited number of lenders. Changes in the sources, pricing and other terms and conditions of such financing could have a material adverse affect on our business, financial condition, operating results and future prospects with our customers.


    Failure to Obtain Customer Commitments

         The success of the Company depends on its ability to attract and retain quality customers. Also, the success is dependent upon the ability to reach favorable lease agreements with customers on a recurring basis to replace expired and terminated leases and add new leases for additional equipment. The ability to attract and retain customers and third party lenders to finance the equipment purchases requested by our customers will depend upon success in marketing services to new and existing customers, pricing that is provided by us to its customers, the pricing that we is able to obtain from third party lenders, the rate at which we are is able to add leases, the quality of the customer services provided, the lack of interruption in customer service and other factors that generally impact the transportation industry.

    Competition

         The revenues of the Company are dependent upon the pricing of the financing provided to our customers in the form of leases or, in the future, asset based loans. Competition could reduce the rates that we are able to charge under our leases and decrease the interest rate margin between the rate charged our customer and the cost of funds we are required to pay our lenders. Additionally, many of our competitors are larger financing companies, such as Ryder, PACLEASE, General Electric Capital Corporation, Daimler Chrysler, GMAC and other vendor finance companies, as well as traditional lending sources such as banks. All of whom have significantly more financial resources than we do.

    Capital Expenditures, Need For Additional Capital

         Continued expansion of our business depends on our ability to the needs and demands of our customers. Funds needed to expand the leasing activities of the Company and expand its business into more traditional asset based lending will need to be provided from cash flow from operations or additional debt financing or additional capital from investors. Funding for additional capital would be through debt, raising of additional capital which may not be available on terms acceptable to Company or at all. If we cannot raise additional funds through debt or equity offerings, we may be forced to restrict the expansion and growth of our activities, may not be able to meet the demands of our customers and could face severe limitations or restrictions on our abilities to operate in the future.

    Dependence on Key Personnel

         The  future  success of  the  Company will  depend  on  the services of key personnel and, additionally, their ability to identify, hire and retain additional qualified personnel. There can be no assurance that the Company will be able to attract and retain personnel necessary for the development of the business of the Company. Failure to attract and retain key personnel could have a material adverse effect on the Company.


     No Foreseeable Dividend

         Management of the Company does not anticipate paying dividends on its common stock in the foreseeable future, but, rather, the Company plans to retain earnings, if any, for the operation and expansion of the business of the Company.



    Absence of Registration under Applicable Securities Laws

          The Company's common stock has not been registered under the Securities Act of 1934, as amended (the Securities Act ) or the security laws of the jurisdictions in which it is proposed to be offered and sold in reliance upon certain claimed exemptions therefrom. The claimed exemption from Federal registration is complex, and it is often difficult to determine that its terms have been fully complied with. In addition, exemption from registration under state security laws frequently depend upon the availability of exemptions from Federal registration. If for any reason the Company is subject to civil liability, including an investor's right of rescission, and/or legal expense of defending an action or proceeding challenging the availability to the Company of such exemptions, the business of the Company could be materially adversely affected.

     Restrictions on Transfer

          The Company's common stock has not been registered under the Securities Act or under the securities laws of any state, and may not be resold unless it is subsequently registered under the Securities Act, or sold pursuant to an exemption under the Securities Act. The Company is under no obligation, and investors have no right to require the Company to register any shares of common stock for resale, and the Company does not plan or anticipate that it will ever register the shares for resale. There can be no assurance that any exemption from registration will ever be available to the purchasers of any shares of the Company's common stock. There is no existing public or other market for shares, and there can be no assurance that any such market will ever develop or, if developed, will be sustained. As a result of the foregoing, stockholders may not be able to liquidate any portion of their investment in the event of an emergency or for any other reason. In addition, an investor will be required to represent he or she is acquiring shares of the Company's stock for investment and not for future distribution.


    Ability to Implement Business Strategy

         Although we intend to pursue a strategy of marketing lease financings and asset based loans, implementation of this strategy will depend in large part on the ability to: (i) establish a significant customer base and maintain favorable relationships with those customers; (ii) effectively introduce acceptable products to the customers; (iii) obtain adequate financing on favorable terms to fund the business development;
    (iv) maintain appropriate procedures, credit policies and systems; and (v) continue to operate with increasing competition. The inability to obtain or maintain any or all of these factors could impair the ability to successfully implement the business strategy, which could have a material adverse effect on our results of operations and financial condition.

    Future Capital Needs and Uncertainty of Additional Funding
         We may require additional cash to implement our business strategies, including cash for: (i) payment of increased operating expenses; (ii) financing the purchase of equipment to be leased to our customers; and (iii) further implementation of our asset based lending strategies. Such additional capital may be raised by additional public or private financing, as well as borrowings and other resources. To the extent that additional capital is received by the Company by the sale of equity or equity-related securities, the issuance of such securities may result in dilution to the Company's existing shareholders. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners that we might not otherwise agree to. The inability of the Company to access the capital markets or obtain acceptable financing could have a material adverse effect on the results of operations and financial condition of the Company.

    Market Acceptance

         There can be no assurance that the leasing products developed by the Company or any other financial product subsequently developed, will achieve a significant degree of market acceptance, and that acceptance, if achieved, will be sustained for any significant period or that lease and loan terms will be sufficient (or substitute products developed) to permit recovery of start-up and other associated costs.

    Uncertainty  of  Future   Financial  Results,   Fluctuations  in
    Operating Results

         Results of operations may vary from period to period due to a variety of factors, primarily including changes in interest rates and the impact of inflation on the cost of funds borrowed by the Company.


    Lack of Lending Experience

         The Company has limited experience in marketing of leasing transactions and has, to date, made no asset based loans; however, its key personnel have significant experience in leasing and lending activities contemplated by the Company.

    Marketing Efforts; Limited Sales Force

         We may use only a very limited number of salespeople in the markets. There can be no assurance that we will be able to successfully establish other methods of marketing and sales should it become necessary or desirable in the future. Current marketing activities are performed by leased personnel and only one customer under common control with the Company.

    Market for Common Stock

         There is not an established trading market for our common stock. It is not anticipated that our stock will be listed for trading on the OTCBB or any exchange and there can be no assurance that this will ever be done or the timing in which such listing will be accomplished. Additionally, the transfer of the shares issued in this offering are restricted in accordance with applicable state and federal securities laws.


    ITEM 1.   BUSINESS

    General

         CONX Capital Corporation, a Delaware corporation (the "Company" or "CONX"), with consolidated assets of approximately $8.2 million as of December 31, 1999, is a specialty commercial finance company engaged currently in the business of originating and servicing equipment leases to regional trucking companies.

    To date, the Company's leasing activities have been limited to leasing of tractors and semi-trailers to one affiliated company, Continental Express SD, Inc. As of September 30, 2000, the net assets of the company had increased to approximately $11,260,520, consisting primarily of cash and equipement, consisting of leased tractors and semi trailers, valued at $108,363,803, net of depreciation. For the year ended December 31, 1999, net income was $365,618 and for the nine month period ending September 30, 2000, net income increased to $387,001. The Company was organized in April 1998 with its headquarters located in Carson City, Nevada. The Company currently originates long-term fixed and variable rate lease products with an affiliate under common control with the Company's controlling shareholder. In the future, the Company intends to expand its loan and lease products and may sell such loans and leases either through securitizations or whole loan sales to institutional purchasers on a servicing retained basis. The Company believes that such loan and lease products will be attractive investments to institutional investors because of the credit profile of its borrowers, relatively long loan and lease terms, call protection through prepayment penalties and appropriate risk-adjusted yields. The Company also may periodically make equity investments as part of its core lending and leasing business. The Company currently originates leases through its offices located in Carson City, Nevada and Little Rock, Arkansas. The Little Rock, Arkansas office was opened in April, 1998 at the time of the formation of the Company. Carson City, Nevada has been the registered office of the Company since its incorporation.

         To date, the Company has no employees. Personnel performing management and administrative functions on behalf of the Company are provided to the company under an employee leasing arrangement with an affiliate of the Company controlled by its controlling stockholder. The activities of the Company require on average approximately 10 hours per month for each of the four leased employees. The Company will hire permanent employess at such time as the activities of the Company can support full time employees. At this time, the Company does not anticipate the need for full time employees during the next twenty-four month period. Furthermore, to date there have been no formal meetings of the Board of Directors of the Company.
    Actions requiring approval of the Board of Directors have historically been made by consent action in lieu of a regular or special meeting in accordance with Nevada state corporate law.

         To date, the Company's lease income has been derived solely from one affiliated company, Continental Express SD, Inc. At this time, the Company intends to focus on expanding leasing activities within the trucking industry and potentially expand its equipment leasing activities into the materials handling industry associated with the trucking and transportation industry. Over the next tweleve months, the Company expects to add additional tractors and semi-trailers to its leasing fleet and expand its leasing activities with Continental Express SD, Inc. and other trucking companies meeting the Company's leasing requirments. No significant expansion of the scope of the Company's lending activities is expected before the end of the calendar year 2002. However, over the next twenty-four months as the Company expands its lending and leasing activities, the focus will be to provide funding to industries that have been historically underserved by banks and other traditional sources of financing. This focus will require the Company to develop specific industry expertise in the sectors which it will serve in order to provide individualized financial solutions for its borrowers. The Company believes that its industry expertise in the trucking industry, combined with the ability to be responsive to borrowers, flexible in structuring transactions and product offerings will give it a competitive advantage over more traditional, highly regulated small business lenders. The Company's future borrowers are anticipated to be generally small business operators, most of whom are independent with proven operating experience and a history of generating positive cash flows. The Company will rely primarily upon its assessment of enterprise value, based in part possibly on independent third-party valuations, and historical operating cash flows to make credit determinations, as opposed to relying solely on the value of any collateral.

    History

         The Company was initially formed to offer loans and leases to affiliated entities and to experienced, similarly situated borrowers, and to expand into other commercial financing sectors. Prior to the Company's formation, Harvey Incorporated, Continental Express, Inc., Continental Express SD, Inc., and Dallas Carriers Corporation, all affiliates of the Company by virtue of being under the common control of the Company's majority stockholder, Edward M. Harvey, and members of his family, financed tractor and trailer truck equipment acquisitions and leases through financings made by Navistar Financial Corporation, General Electric Capital Corporation, Associates TransCapital, Heller Financial, Inc. and Green Tree Financial Corp. To date, the Company's only activities have been leases of tractor and trailer truck equipment to one affiliated company, Continental Express SD, Inc.

    Business Strategy

         The Company's goal is to become a leading national small business lender in each of its target markets. The Company's growth and operating strategy is based on the following key elements:

         Growth in the Trucking Equipment Industry. The Company plans to concentrate in the tractor and trailer truck equipment financing industry through focused product development, customer service and support. The Company will form specialized teams to assess customer needs, generate customer loyalty and enhance service and support. Management believes that its industry experience and position, relationships with borrowers, and expertise within this sector will assist the Company in increasing its market share.

         Controlled   Expansion  into   New  Sectors.     Management
    believes that substantial opportunities exist to extend the Company's expertise into other business sectors. Expansion and growth into new sectors will be gradual and is not likely to significantly increase in the next tweny-four months. The Company believes that its experience in lending to trucking equipment operators has allowed it to develop a template for efficiently originating and servicing loans and leases in other industry sectors. The next industry that the Company anticipates expanding its leasing activities into is the materials handling and heavy industrial equipment industry. This will likely involve the leasing of lift trucks ("fork lifts") and other materials handling equipment associated with the trucking and transportaion industry. The Company intends to carefully review industry data, seek business sectors with a combination of large funding requirements, proven cash flow generating capabilities, standardized operations, a scarcity of long-term, fixed rate funding sources and characteristics attractive to secondary market investors before expanding its activities into any new sectors.

         Maintenance of Credit Quality. The Company intends to maintain extremely low delinquency and loss experience rates due to lending to experienced operators, its detailed industry knowledge, active oversight of its servicing portfolio, and strict underwriting criteria.

         Efficient Secondary Market Execution. The Company is committed to finding and maintaining an effective secondary market for the sale and securitization of the loans and leases that it originates and sells.

         Diversification of Revenue Sources. Management is committed to developing a diversified revenue base to reduce revenue volatility and enhance profitability. Currently, the sole source of revenue to the Company is from leases with an affiliate of the controlling shareholder, Continental Express SD, Inc. The Company will continually monitor and adjust its loan and lease products and securitization structures to improve the stability of its cash flows. Revenue sources are anticipated to include loan and lease origination points and fees, interest income earned prior to the sale of the loans and leases, whole loan and lease sale profits, securitization profits, loan and lease servicing fees and equity investment returns.

    Loan and Lease Products

         The Company intends to offer loan and lease products and provide other services in the Business Finance Lending sector. The Company, in the future, may expand into the consumer lending and advisory and investment services sectors.

         Business Finance Lending. The Company's business finance lending activities are anticipated to include commercial equipment leasing, asset based lending, and loan participations.

         The Company is currently in the business of leasing equipment, including truck and trailer equipment, and may possibly lease office equipment machines, including copying, data processing, communication, printing and manufacturing equipment, exclusively to business users. Initial lease terms for truck and trailer equipment typically will range from 24 months to 60 months. We only commit to purchase this equipment only when we have a signed lease with a lessee who satisfies our credit and funding requirements. Substantially all the leases written by CONX will be full-payout ("direct financing") leases that allow CONX to sell or re-lease the equipment upon termination of the lease. Since inception, the Company has entered into the following financing and related lease transactions for new equipment purchased for the benefit of the lessee, as follows:


                   (i) on June 9, 1998, the Company financed the purchase of 25 truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 7.4% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,775, and subject to late charges and service charges;



                   (ii) on June 16, 1998, the Company financed the purchase of 32 additional truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 7.4% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,775, and subject to late charges and service charges;

                    (iii) on September 16, 1998, the Company financed the purchase of five trailers from Navistar Financial Corporation over a 48-month term at an interest rate of 7.1% per annum, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per trailer of $475, and subject to late charges and service charges;


                    (iv) on September 16, 1998, the Company financed the purchase of five additional trailers from Navistar Financial Corporation over a 48-month term at an interest rate of 7.1% per annum, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per trailer of $475, and subject to late charges and service charges;


                    (v) on September 29, 1998, the Company financed the purchase of 10 additional trailers from Navistar Financial Corporation over a 48-month term at an interest rate of 7% per annum, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per trailer of $475, and subject to late charges and service charges;


                    (vi) on December 14, 1998, the Company financed the purchase of 40 additional trailers from Navistar Financial Corporation over a 48-month term at an interest rate of 6.5% per annum, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per trailer of $475, and subject to late charges and service charges;

                    (vii) on January 5, 1999, the Company financed the purchase of 17 additional truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 6.5% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,825, and subject to late charges and service charges;


                    (viii) on January 13, 1999, the Company financed the purchase of 18 additional truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 6.5% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,825, and subject to late charges and service charges;


                    (ix> on January 25, 1999, the Company financed the purchase of 16 additional truck tractors and 48 additional trailers from Banc One Leasing Corporation over a 48-month term at an interest rate of 6.5% per annum, and leased said tractors and trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate of $1,825 and $475 per truck tractor and trailer, respectively, and subject to late charges and service charges;

                    (x)  on   October   20,  1999,   the    Company
          financed the purchase of 34 additional trailers from Fleet Capital Leasing over a 48-month term at an interest rate of 7.83%, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate of $475 per trailer, and subject to late charges and service charges;

                    (xi) on January 12, 2000, the Company financed the purchase of 20 additional truck tractors from GE Capital Corporation over a 48-month term at an interest rate of 8.26%, and leased said tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate of $1,875 per tractor, and subject to late charges and service charges;

                    (xii) on February 7, 2000, the Company financed
          the purchase of 20 additional  truck    tractors   from
          Navistar Financial Corporation over a 48-month term at an interest rate of 8.24%, and leased said tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate of $1,875 per tractor, and subject to late charges and service charges; and

                   (xiii) on May 18, 2000, the Company financed the purchase of 25 truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 8.43% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,900, and subject to late charges and service charges.

         In the future, the Company also may purchase small portfolios of existing equipment leases from brokers. These portfolios will be evaluated on an individual basis according to the Company's established credit policy. The Company believes that these acquisitions will allow CONX to grow with greater efficiency than usual at a level of decreased risk due to the portfolio aging that has occurred on the books of the originating broker. Purchasing portfolios would permit CONX to focus due diligence and review procedures on an existing portfolio where the owner has previously done the initial credit review of the borrower and made a decision to proceed. Also, due to CONX s limited personnel there is an opportunity to purchase multiple portfolios from a single source and reduce administrative and marketing costs and delays in expanding the Company's loan and lease portfolio. Also, combining multiple portfolios to create a broader more diverse portfolio could facilitate and enhance CONX s ability to create lease securitization instruments in the future

         Upon expiration of the initial lease terms of its direct-financing leases, CONX based on management s prior experience in the trucking industry expects, on average, to realize at least the "residual value" at which the leased equipment is carried on CONX's books. For example, CONX expects the leased equipment to be sold or re-leased at the end of the initial lease at a price in excess of its depreciated book value. CONX's ability to recover the recorded estimated residual value depends on the accuracy of initial estimates of the equipment's useful life, the market conditions for used equipment when leases expire, and the effectiveness of CONX's program for re-leasing or otherwise disposing of leased equipment. Residual recovery, however, is not required for CONX to achieve a profitable return on its investment.

         CONX will use a non-cancelable lease, the terms and conditions of which vary only slightly from transaction to transaction. In substantially all of the leases, lessees are obligated to: (i) remit all rents due, regardless of the performance of the equipment, (ii) operate the equipment in a careful and proper manner in compliance with governmental rules and regulations, (iii) maintain and service the equipment, (iv) insure the equipment against casualty losses and public liability, bodily injury and property damage and (v) pay directly, or reimburse CONX for, any taxes associated with the equipment, its use, possession or lease, except those relating to net income derived by CONX therefrom.

         The lease will provide that CONX, in the event of a default by a lessee, may declare the entire unpaid balance of rentals due and payable immediately, and may seize and remove the equipment for subsequent sale, re-lease or other disposition.


         Underwriting. CONX maintains written credit policies that CONX believes are prudent and customary within the lease finance industry. Such policies form the basis for CONX's standardized lease forms and approval processes. On occasion, CONX may make exceptions to its written credit policy for lessees with whom CONX has had past positive experience. In general, CONX's credit policies encourage leasing of income-generating equipment. Within these guidelines, there are few specific equipment or industry prohibitions.

         Under the Company's anticipated underwriting guidelines, each loan will only be originated after a review of the following criteria: (i) the applicant's ability to repay the loan, (ii) the adequacy of the cash flow of the borrower's operations, and (iii) the real and tangible personal property that serves as collateral for such loan. The Company shall create an underwriting model which incorporates historical operating results of the borrower and compares them to to industry statistics. The model helps outline the loan proposal to fit the approval guidelines. Loan officers input data provided by potential borrowers into the underwriting model and determine as to whether or not a loan would qualify under the Company's underwriting guidelines before submission to the credit group. This pre-screening process allows for documentation once a loan is accepted for underwriting. The Company's loan originations typically range in size from $15,000 to $75,000 for each truck equipment and trailer loan or lease. To date, the Company's sole borrower/lessee has been an affiliated company, Continental Express SD, Inc. The majority of borrowers/lessees are anticipated to be multiple unit operators in the trucking industry. At this time, the Company has not established limitations on the amount of loans or financing to be provided to any single or affiliated group of borrowers.

         Marketing. CONX currently markets its equipment lease products to affiliated companies using its leased personnel. In the future, as its leasing activites expand CONX intends to recruit sales personnel as needed to expand its sales force and solicit end user customers and vendors to market their equipment lease transactions and include more vendors. The sales force will also call on professional equipment lease brokers known to CONX to solicit these professionals to send their lease transactions to CONX. The Company does not anticipate hiring full time sales personnel during the next twenty-four months.

         Asset Based Lending. The Company anticipates that it may expand its activities over the next twenty-four months and act as a senior secured asset-based lender with initial lending activities in the Southeastern United States with an office located in Little Rock, Arkansas. The Company will look to provide asset-based lending to small-to medium-sized businesses with annual revenues ranging from approximately $1 million to $100 million. The Company believes that CONX's directors and management s relationships with venture capital investors and its industry expertise would contribute to CONX's ability to distinguish itself from its competitors and grow its lending relationships.

         The Company believes that CONX's loan pricing should be competitive with pricing charged by other commercial finance companies. In addition, CONX will attempt to be flexible in the structuring of its revolving credit lines and to provide prompt service in order to gain an advantage over its competitors. When CONX competes against more traditional lenders, it will likely being competing less on price and more on flexibility, speed of funding and the relative simplicity of its documentation. CONX will strive to fund its initial loan advance under a loan to an approved client within two weeks of CONX's receipt of required information with respect to the client, and to fund future advances generally by the next business day after CONX's receipt of required documentation.

         Loan Products and Originations. Future loans will be categorized based on the type of collateral securing the loan. Revolving loans will be primarily secured by accounts receivable and secondarily by inventory. Term loans secured by real property, equipment or other fixed assets may also be offered. CONX also may periodically enter into participations with other commercial finance companies. CONX anticipates making loans that typically will have maturities of two to five years, providing borrowers with greater flexibility to manage their borrowing needs. These loans will have an automatic renewal for a one year period at the end of such contract term unless terminated by either party (usually requiring 60 days written notice prior to the end of such term). Equipment loans are term loans typically with three to five-year amortization periods, but are due and payable upon termination of the master loan and security agreement. Accounts receivable loans would be revolving lines of credit that are collateralized principally by accounts receivable. Each borrower's customers normally remit their accounts receivable payments directly to CONX, usually on a daily basis. CONX deposits the payments daily and applies the funds to the borrowers' loan balances. CONX typically will lend up to 80% of the principal balance of accounts receivable that meet CONX's eligibility requirements. CONX's internal auditors will conduct quarterly tests of the collateral and financial condition of each borrower. Inventory loans would be revolving lines of credit collateralized by eligible inventory that is restricted to raw materials and finished goods. Inventory loans will generally be made in conjunction with accounts receivable loans to qualifying borrowers. Borrowers will be required to provide CONX with monthly inventory designations that are supported by a physical listing or a copy of a perpetual computer listing. These reports would then be compared to the borrower's financial statements for accuracy, and advances under the loan proceeds made as a percentage of the eligible inventory value. Inventory loans will primarily be structured as revolving lines of credit, but under certain circumstances may be structured to incorporate monthly amortization. Participation loans could consist of term loans or revolving lines of credit in which CONX and other lenders (banks or other asset-based lenders) jointly lend to borrowers when the loan amount exceeds the lending limits of an individual lender.

         Underwriting. Before a loan or credit line proposal letter would be issued and a line of credit established, CONX policy requires a review of the prospective client, its principals, business and customer base, including a review of financial statements and other financial records, legal documentation, samples of invoices and related documentation, operational matters, accounts receivable and payable. In addition, CONX will confirm certain matters with respect to the prospective client's business and the collectibility of the client's commercial receivables and other potential collateral by conducting public record searches for liens, conducting credit reviews of the prospective client and its principals, contacting major customers and suppliers to identify potential problems, and conducting an on-site audit of the prospective client's invoice, bookkeeping and collection procedures to verify that they are properly conducted and operationally compatible with CONX's operations.

         After the preliminary review and due diligence, CONX will require the prospective borrower to provide a deposit for fees and orders appraisals if lending against inventory, equipment or real estate and will schedule an audit. CONX's internal auditing staff will initially conduct an audit generally consisting of a due diligence review of the prospective borrower's accounting and financial records, including a statistical review of accounts receivable and charge-off history. CONX internal auditors would then submit their audit reports and work papers to a to be formed credit committee for review prior to the extension of credit. In making a decision to approve a credit line, the credit committee will establish credit limits under the revolving credit line and analyze the prospective client's customer base to assure compliance with CONX's policies generally limiting CONX's overall exposure to account debtors, especially with respect to privately held or non-investment grade borrowers. When deemed necessary for credit approval, CONX may obtain guarantees or other types of security from a client or its affiliates and may also obtain subordination and intercreditor agreements from the borrower's other lenders. Although CONX's anticipated underwriting guidelines will specify a review of the factors described above, CONX does not anticipate applying a rigid scoring system to prospective borrowers. Decisions to enter into a relationship with a prospective client will be made on a case-by-case basis. CONX's underwriting guidelines and policies shall provide that, prior to each loan funding, the account executive assigned to the borrower (i) obtain the original or a copy of the invoice to be sent to the borrower and the purchase order (if one is required by CONX) related to such invoice, (ii) confirm the validity and accuracy of a representative sampling of invoices and (iii) mail a letter, on the borrower's letterhead, to the new borrower's customer which introduces CONX and requests that payment be made directly to CONX. At this time, the Company has not established limitations on the amount of loans or financing to be provided to any single or affiliated group of borrowers.

         Until such time as the Company identifies the new sectors in which it intends to expand its activities, it is not possible to accurately quantify the industry specific risks associtaed with leasing or lending to those customers. As more fully discussed in this Registration Statement, the broad risk associated with leasing activities in general include lessee default, the cost and the problems associated with locating and retaking possession of tractors and semi-trailers which are highly mobile following a default, the risk that the realized value of the equipment following its sale at the end of the lease term or upon recovery after a default is less than projected in under the leasing arrangement (which results in a loss to the Company on dispositon) and other factors that are specific to the industry which could affect the financial performance and position of the Company's customers. In the trucking industry, these include driver turn-over, costs of recruiting and paying drivers, increased fuel and regulatory costs and excess capacity in the form of unfilled and idle tractors and semi-trailers.

         Credit Monitoring and Controls. An assigned CONX account executive will monitor each borrower's credit, collateral and advances. All account executives will be required to meet with each of their assigned borrowers at least quarterly to monitor the borrower's business, physically inspect the borrower's facilities and equipment, and discuss any potential problems the borrower may be experiencing. CONX will monitor borrowers' accounts receivable using three forms. The first form is an accounts receivable aging analysis report prepared monthly by the loan processor and reviewed by the account executive, and which includes, among other things, details pertaining to account concentrations and aging trends. The second is an accounts receivable activity summary to be prepared weekly by the loan processor and reviewed by the account executive, summarizing borrowings, repayments and pledged collateral. The third is a daily report prepared by the borrower and reviewed by the account executive to determine credit availability for a particular day. In addition to the foregoing monitoring procedures, interim audits of all borrowers may be scheduled as deemed appropriate. Also, each account will be reviewed on its anniversary date and revolving lines are to be reviewed and reconciled on a monthly basis. Where liquidation would be required for repayment of an outstanding loan, CONX intends to effect a consensual possession of the subject collateral property and joint collection of accounts receivable. In certain instances, court action may be required to ensure collection of receivables and possession of pledged assets.

         Marketing. CONX anticipates that it will obtain business through referrals from banks, venture capitalists, accounting firms, management consultants, other borrowers, other finance companies and independent brokers. In the future, CONX will hire marketing personnel to call on referral sources to identify and receive introductions to potential clients and to identify potential clients from database searches. CONX anticipates that it will compensate such marketing personnel with what it believes are competitive base salaries and commissions based on funded transactions in order to motivate and reward the creation of new business and the renewal of existing business. Such commissions can be a significant portion of the total compensation paid to CONX's marketing personnel. CONX's marketing personnel will have no credit decision authority. The Company believes that one of CONX's marketing strengths will be its rapid response time and high level of service.

    Financing

         The Company is anticipated to have an ongoing need to finance its leasing and lending activities, which is expected to increase as the volume of loan and lease originations increases. The Company's primary operating cash requirements will include the funding of (i) loans and leases retained by the Company, (ii) other loans and leases pending their sale;
    (iii) fees and expenses incurred in connection with future securitization programs, (iv) collateralization or reserve account requirements in connection with future loans pooled and sold, (v) federal and state income tax payments, and (vi) ongoing administrative and other operating expenses. The Company currently funds these cash requirements primarily by vendor financing from commercial entities and financial institutions, and anticipates that it will rely on securitizations, whole loan and lease sales, and borrowings as its cash requirements increase.


         Commercial Loans, Repurchase and Warehouse Facilities. The Company is dependent upon its ability to access commercial loans, repurchase facilities and warehouse lines of credit in order to fund new originations and purchases. Historically, affiliates of the Company have had various commercial loans, warehouse lines and reverse repurchase facilities available to finance truck equipment acquisitions.

         To date, the Company has financed the entire purchase prices of trucks and trailers through 48-month commercial loans made by Navistar Financial Corporation at interest rates ranging from 6.5% to 8.43% per annum, by Banc One Leasing Corporation at interest rates of 6.5% per annum, by GE Capital Corporation at interest rates of 8.26%, and by Fleet Capital Leasing at interest rates of 7.83%. Each of those commercial loans has been guaranteed by Continental Express SD, Inc., the borrower which is the Company's affiliate.

         The Company, in the future, may enter into warehouse lines of credit with Navistar Financial Corporation or other similarly situated commercial finance institutions. Such warehouse lines of credit are expected to provide additional financing for the Company's continued growth in loan and lease originations. The Company also intends to negotiate with a major financial institution to provide additional financing for the Company's continued growth in loan and lease originations.

         Securitizations of Assets. As a fundamental part of its business and financing strategy, the Company intends to sell substantially all of its loans and leases through securitization, except for loans held for investment. The Company believes that securitizations provide it with greater operating leverage and a reduced cost of funds. In a securitization, the Company sells loans or leases that it has originated or purchased to a trust or special purpose entity for a cash purchase price and an interest in the loans or leases securitized. The cash price is raised through an offering of pass-through certificates by a trust or special purpose entity. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate (the yield rate at which the certificates are sold) on the principal balance of the loans or leases, while the Company receives the balance of the cash flows generated by the securitized assets in the form of principal and interest on any subordinate bonds or residual interests retained. These cash flows represent the excess cash flow collected after credit losses on loans or leases sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee and, where applicable, an insurance fee related to such loans or leases over the life of the loans or leases.

         Whole Loan and Lease Sales. Depending on market conditions, the Company also intends to execute whole loan and lease sales in which the Company disposes of its entire economic interest in the loans and leases on a non-recourse basis (excluding servicing rights) for cash. Whole loan and lease sale gains/losses will be recognized at the time of sale and there are generally no residuals. The Company seeks to maximize its premium on whole loan sale revenues by closely monitoring institutional purchasers' requirements and focusing on originating or purchasing the types of loans and leases that meet those requirements and for which institutional purchasers tend to pay higher premiums. Whole loan and lease sales are made on a non-recourse basis pursuant to a purchase agreement containing customary representations and warranties by the Company regarding the underwriting criteria applied by the Company and the origination process. The Company, therefore, may be required to repurchase or substitute loans in the event of a breach of its representations and warranties. In addition, the Company may commit to repurchase or substitute a loan if a payment default occurs within the first month following the date the loan is funded, unless other arrangements are made between the Company and the purchaser. The Company may be required either to repurchase or to replace loans or leases which do not conform to the representations and warranties made by the Company in the pooling and servicing agreements entered into when the loans and leases are pooled and sold through securitizations.

    Loan and Lease Servicing and Credit Quality

         The Company's Servicing Department is responsible for loan and lease accounting, compliance monitoring and, as necessary, collections. The Company's servicing operations are located in Little Rock, Arkansas.

         The loan and lease servicing function includes monthly invoicing, payment collections, computing investor payments and processing investor remittances. The primary method for borrower payments is through automatic clearing house direct debiting.

         In the future, compliance monitoring procedures will include a semi-annual review of each borrower's compliance with stated covenants, including fixed charge coverage ratios. In the event a borrower fails to comply with such covenants, the borrower will be placed on a "Credit Watch List." Loans and lease on the Credit Watch List will be subject to increased scrutiny and monitoring by the Company. If a payment has not been received by the due date, the loan or lease is considered in default, and the Company will aggressively pursue collection procedures, including collection calls and onsite visits.

         During the first month of a delinquency lasting 10 days or more, the Company will contact the borrower to determine the reason for the default and the likelihood and timing of any payment. The Company will perform a credit investigation and obtain updated financial statements from the borrower and current Dun & Bradstreet and personal credit reports. The borrower's bank and major trade creditors typically will be contacted to provide first-hand verification of the financial status of the borrower. The Company also may retain counsel in the state in which the borrower is located, if it is determined that the borrower or a related entity is in bankruptcy or there is a reason to believe voluntary or involuntary bankruptcy will be declared.

         Within 15 to 45 days of the delinquency, an officer of the Company will meet in person with the delinquent borrower, the nature of the borrower's financial difficulty will be re-examined and the likelihood of repayment will be re-evaluated. The Company will physically inspect the borrower's business unit, and industry consultants or other borrowers may be contacted to evaluate the delinquent business unit.

         After 60 days of delinquency, the loan or lease likely will be accelerated, and the borrower sent a written notice demanding payment of the full amount due in respect of the loan or lease. The borrower may also be reminded that any other loans that the borrower may have from other sources are likely to be in default. If it appears unlikely that the borrower will cure the default, the Company may decide to negotiate with the borrower to induce the borrower to offer the business unit for sale to other borrowers. In this manner the loans and leases could be assumed.

    Interest Rate Risk Management

         The Company's profits depend, in part, on the difference, or "spread" between the effective rate of interest received by the Company on leases or loans it originates or purchases and the interest rates payable by the Company under its financing facilities or for securities issued in its securitizations. The spread can be adversely affected because of interest rate increases during the period from the date the loans are originated or purchased until the closing of the sale or securitization of such loans.

         The Company may in the future be required by its lenders to hedge all of its fixed-rate principal loan balance.
    If that is required, the Company's hedging strategy likely will include selling U.S. Treasury futures in such amounts and maturities as to effectively hedge the interest rate volatility of its portfolio.

         In addition, the Company from time to time may use various other hedging strategies to provide a level of protection against interest rate risks on its fixed-rate loans. These strategies may include forward sales of loans or loan-backed securities, interest rate caps and floors, and buying and selling of futures and options on futures. The Company's management determines the nature and quantity of hedging transactions based on various factors, including market conditions and the expected volume of loan originations and purchases. While the Company believes that its hedging strategies will be cost-effective and provide some protection against interest rate risks, no hedging strategy can completely protect the Company from such risks. Further, the Company does not believe that hedging against interest rate risks associated with adjustable-rate loans likely will be cost-effective, and accordingly, likely will not utilize the hedging strategies described above with respect to its adjustable-rate loans.

    Competition

         The Company faces intense competition in the business of originating and selling loans and leases. Traditional competitors in the financial services business include commercial banks, thrift institutions, diversified finance companies, asset-based lenders, and specialty finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. Competition can take many forms including convenience in obtaining a loan or lease, customer service, marketing and distribution channels, amount and term of the loan, interest rates charged to borrowers, and credit ratings. In addition, the current level of gains realized by the Company's competitors on the sale of their loans and leases could attract additional competitors into these markets, with the possible effect of lowering gains that may be realized on the Company's future loan and lease sales.

         The Company believes that its industry expertise in the trucking industry, combined with its responsiveness to borrowers, flexibility in structuring transactions and broad product offerings give it a competitive advantage over more traditional, highly regulated small business lenders serving the trucking industry. The Company also believes that such experience will be beneficial in expanding into other areas of equipment lease and financing transactions.

    Regulation

         Lending Laws. Certain aspects of the Company's businesses are subject to regulation and supervision at both the federal and state level. Regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the collection, foreclosure, repossession and claims handling procedures to be utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

         Future Laws. The laws, rules and regulations applicable to the Company are subject to modifications and change. There can be no assurance that rules and regulations, or other such laws, rules or regulations will not be adopted in the future which could make compliance more difficult or expensive, restrict the Company's ability to originate or sell loans, the amount of interest and other charges earned on loans originated or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

    Employees

         At December 31, 1999 the Company had no employees. Accordingly, the Company is not subject to any collective bargaining agreement. Personnel performing management and administrative functions on behalf of the Company are provided to the Company under an employee leasing arrangement with an affiliate of the Company controlled by its controlling stockholder. The Company reimburses the leasing company the allocable cost of the salary and benefits of the personnel providing services on behalf of the Company, plus a amount that reflects a reasonable overhead allocation and profit margin (not to exceed 10%). These personnel also provide services under similar arrangement with other affiliates of the Company's controlling shareholder, including Harvey, Incorporated.

     ITEM 2.   FINANCIAL INFORMATION

        The following table sets forth selected financial data and other operating information of the Company for the fiscal years ending December 31, 1998 and 1999 derived from the financial statements and notes thereto included elsewhere herein audited by Baird, Kurtz & Dobson, as set forth in the audit report also included elsewhere herein. The following data should be read in conjunction with Management s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements of the Company and the notes thereto included elsewhere in this Registration Statement.

    Statements of Income Data:

                               12/31/98       12/31/99       Nine Months
                               --------       -------       Ended 9/30/00
                                                            -------------
                                                             (unaudited)


     Lease Income              $635,550      $2,894,050     $3,173,687

     Operating expenses

         Depreciation           408,196       1,662,136      1,901,512

         Management Fees                         60,000         45,000

         Professional Fees       36,788           7,894         29,421

         Rent                                     6,000          4,500

         Directors' Fees         15,000          20,000         15,000

         Taxes and Licenses                       4,385         10,375

         Interest expense       161,727         539,815        544,828

         Other                      102           1,387          1,654
                                    ---           -----          -----
                                621,813       2,301,617      2,552,270
                                -------       ---------      ---------


         Income from operations  13,737         592,433        621,417
                                 ------         -------        -------

         Other  Income
           (expenses)

         Interest income                          2,830          5,710

     Income before income
       taxes                     13,737         595,263        627,127


     Provision for income
       taxes                      5,220         229,645        240,126
                                  -----         -------        -------
     Net income                  $8,517        $365,618       $387,001
                                 ======        ========       ========

     Balance Sheet Data:

                               12/31/98      12/31/99       9/30/00
                                                          (unaudited)

     Working capital . . . . $   41,915    $   205,006       397,552

     Total assets  . . . . .  4,687,816      8,201,753    11,260,520

     Total liabiliites . . .  4,609,299      7,775,618    10,417,387

     Stockholders' equity  .     78,517        426,135       813,136





   Management's Discussion and Analysis of
   Financial Condition and Results of Operations

        The following discussion and analysis below should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Registration Statement. To date, the Company's only activities and sources of operating revenue have been leases of tractor and trailer truck equipment to one affiliated company, Continental Express SD, Inc.


   First Nine Months Ended September 30, 2000

        Lease income was $3,173,787 for the first six months ended September 30, 2000. As of September 30, 2000, the Company had 173 tractors and 142 semi-trailers leased to its customers. Operating expenses (consisting primarily of interest and depreciation) for the first nine months ended September 30, 2000 were $2,552,270, and operating expenses as a percentage of lease income was 80.32%.

   Income from operations for the first nine months ended September 30, 2000 was $621,417. Other income for the first nine months ended September 30, 2000 was $5,7103. Income before income taxes for the first nine months ended September 30, 2000 was $627,127, with provision for income taxes of $240,126, resulting in net income for the first nine months ended September 30, 2000 of $387,001.


   Fiscal Year Ended December 31, 1999

        Lease income was $2,894,050 for the fiscal year ended December 31, 1999. As of December 31, 1999, the Company had 133 tractors and 142 semi-trailers leased to its customers. Operating expenses (consisting primarily of interest and depreciation) for the fiscal year ended December 31, 1999 were $2,301,617, and operating expenses as a percentage of lease income was 79.5%. Income from operations for the fiscal year ended December 31, 1999 was $592,433. Other income for the fiscal year ended December 31, 1999 was $2,830. Income before income taxes for the fiscal year ended December 31, 1999 was $595,263, with provision for income taxes of $229,645, resulting in net income for the fiscal year ended December 31, 1999 of $365,618.


   Fiscal Year Ended December 31, 1998

        Lease income was $635,550 for the fiscal year ended December 31, 1998. As of December 31, 1998, the Company had 57 tractors and 60 semi-trailers leased to its customers. Operating expenses (consisting primarily of interest and depreciation) for the fiscal year ended December 31, 1998 were $621,813, and operating expenses as a percentage of lease income was 97.8%. Income from operations for the fiscal year ended December 31, 1998 was $13,737. There was no other income or expense for the fiscal year ended December 31, 1998. Income before income taxes for the fiscal year ended December 31, 1998 was $13,737, with provision for income taxes of $5,220, resulting in net income for the fiscal year ended December 31, 1998 of $8,517.

   The Company anticipates additional leasing activity with Continental Express SD, Inc., through the balance of the year 2000 and 2001. During 2001 the Company will increase its efforts to provide equipment leasing and loan products to other customers in an effort to diversify its revenue stream and the products being offered. However, during the next twelve months, the Company does not anticipate any material change in the sources of its revenue stream.

   Liquidity and Capital Resources

        The Company's current assets and working capital are sufficient to meet its needs for the next twelve months of operation as the Company is currently operating. However, the Company has an ongoing need to finance its lending activities. This need is expected to increase as the volume of the Company's loan and lease originations increase. The Company's primary cash requirements include the funding of (i) loans and leases pending their sale, (ii) fees and expenses incurred in connection with its securitization program, (iii) overcollateralization or reserve account requirements in connection with loans pooled and sold,
   (iv) interest, fees, and expenses associated with the Company's warehouse credit and repurchase facilities with certain financial institutions, (v) federal and state income tax payments, and (vi) ongoing administrative and other operating expenses. To date, the Company currently has funded these cash requirements by credit facilities granted by Navistar Financial Corporation, Banc One Leasing Corporation, GE Capital Corporation and Fleet Capital Leasing and guaranteed by the Company's affiliate, Continental Express SD, Inc. The Company anticipates that it will rely more heavily on securitizations, whole loan and lease sales, and borrowings as its cash requirements increase.

        The Company  also has  offered and  sold its Common  Stock to
   fund its operations.   In April 1998, the Company issued 7,000,000
   shares of Common Stock for net proceeds of $70,000.

   Inflation

        The impact of inflation is reflected in the increased cost of the Company's operating expenses, excluding depreciation and interest expense. Interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Inflation affects the Company primarily through its effect on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. The Company intends to manage its exposure to inflationary interest rate risks by closely monitoring the difference or spread between the effective rate of interest received by the Company and the rates payable by the Company. See
    Interest Rate Risk Management  above.


   ITEM 3.   PROPERTIES

        The Company's executive and administrative offices are located at 502 North Division Street, Carson, City, Nevada, and 1406 Cantrell Road, Little Rock, Arkansas, and consist of an aggregate of approximately 3,500 square feet. The lease on the premises located in Carson City expires in 2000 and the current annual rent is $1,200. No expense was incurred or recorded in 1999. The lease on the premises in Little Rock expires in 2000 and the current annual rent is $6,000. Both leases have been extended for a two year terms on the same terms and conditions through December 31, 2002.

        The Company also anticipates that it will rent space for other offices. It is anticipated that each of these facilities will aggregate approximately 3,000 square feet, and that the terms of these leases will vary as to duration and rent escalation provisions tied to either increases in the landlord's operating expenses or fluctuations in the consumer price index in the relevant geographical area. During the next twelve months, the Company anticipates opening one such office, likely in Dallas, Texas. Such opening is likely to occur in the third or fourth quarter of 2001, depending on the Company's then current operations.


ITEM 4.   SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS   AND
          MANAGEMENT


          The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of the date hereof by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock;
     (ii) each director; (iii) each executive officer listed in Item 5 of this Form 10; and (iv) all directors and executive officers as a group. Unless otherwise indicted, each of the following stockholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent that such authority is shared by spouses under applicable law.

                                   Amount and
                                   Nature of
           Name and Address of     Beneficial         Percentage of
            Beneficial Owner       Ownership       Outstanding Shares
            ----------------       ---------       ------------------


        Edward M. Harvey(1)(2)     4,505,200              67.75%

        Bonnie P. Harvey(1)(3)       350,000               5.26%

        Charles Harvey(1)(4)         350,000               5.26%

        Deborah Harvey(1)(5)         350,000               5.26%

        Jill Pryor(1)(6)             350,000               5.26%

        Darby Boyd(1)(7)             350,000               5.26%
                                     350,000

        Mark Guffin(1)(8)            350,000               5.26%

        Diane Miller(1)(9)            44,800                 *

        All executive officers     4,505,200               68.78%
        and directors as a group
        (5 persons)

        ----------
     * Denotes less than one percent (1%) of the outstanding shares.


     (1) CONX Capital Corporation and each of such persons may be reached at 502 North Division Street, Carson City, Nevada, 89703, or 1406 Cantrell Road, Little Rock, Arkansas, 72201.


     (2) Edward M. Harvey is the spouse of Bonnie P. Harvey and the father of Charles Harvey, Deborah Harvey and stepfather of Jill Pryor, Darby Boyd, and Mark Guffin. Mr. Harvey disclaims beneficial ownership over any of the shares held by all such persons.


     (3) Bonnie P. Harvey is the spouse of Edward M. Harvey and the stepmother of Charles Harvey and Deborah Harvey, and the mother of Jill Pryor, Darby Boyd and Mark Guffin. Mrs. Harvey disclaims beneficial ownership over any of the shares held by all such persons.

     (4)  Charles Harvey is the son of Edward M. Harvey.


     (5)  Deborah Harvey is the daughter of Edward M. Harvey.


     (6)  Jill Pryor is the daughter of Bonnie Harvey.


     (7)  Darby Boyd is the daughter of Bonnie Harvey.


     (8)  Mark Guffin is the son of Bonnie Harvey.


     (9)  Ms. Miller's  address is 18  Masters Place  Cove, Maumelle,
          Arkansas, 72113.


     ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

          The names of the directors and executive officers of the Company, as well as their respective ages and positions with the Company, are as follows:


               Name                 Age               Position
          ---------------           ---          --------------------


          Edward M. Harvey           68       President and Chairman of
                                              the Board of Directors

          Todd W. Tiefel             33       Secretary, Treasurer and
                                              Director

          John P. Flahavin           63       Director

          Theodore C. Skokos         52       Director

          Michael Kelly Wooldridge   41       Director

     ---------

          Edward M. Harvey has been the President and the Chairman of the Company's Board of Directors since its inception. Prior to founding the Company, Mr. Harvey founded and continues to own and serve as the Chairman of the Board of Harvey
     Incorporated and affiliated companies, including Harvey Industries, Inc., Harvey Manufacturing Corporation and Advanced Sawmill Machinery, Inc. (Manufacturing), Continental Express SD, Inc. (Trucking), Preston National Bank (Banking) and Continental Lumber Company and Travis Lumber Company, Inc. (Timber).

          Todd W. Tiefel has served as the Secretary, Treasurer and a Director since its inception, and has been the Chief Financial Officer of Harvey Incorporated since 1995. Prior thereto and since before 1993, Mr. Tiefel served in different capacities with Baird, Kurtz & Dobson, Certified Public Accountants, most recently as Audit/Tax Supervisor. Mr. Tiefel is a Certified Public Accountant.

          John P. Flahavin has served as a Director of the Company since its inception. Since 1973, Mr. Flahavin has served as the President of John Flahavin & Associates, an apparel manufacturer and representative of designer manufacturers. In addition, during the 1992 to 1995 period, Mr. Flahavin also served as the President of Teri Jon N.Y., a dress and suit manufacturer generating sales volume of approximately $21,000,000.

          Theodore C. Skokos has served as a Director of the Company since its inception. Mr. Skokos is involved with several other businesses, principally in the telecommunications field, and has served since 1991 as the President of Skokos Cellular Communications of Arkansas, Inc., as President of New Hampshire One Cellular Telephone Company, Inc., and as President of Cardiac Concepts, Inc., a medical device company. In addition, Mr. Skokos has been a member of the law firm of Skokos, Bequette & Billingsley, P.A., since before 1993, and served as that firm's President during 1993-1994.

          Michael Kelly Wooldridge has served as a Director of the Company since its inception. Mr. Wooldridge has served as the President of Gibraltar National Insurance Company since 1988.

          Directors of the Company are elected annually by the stockholders of the Company to serve for a term of one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors subject to any rights under employment agreements. Each director is paid cash compensation of $1,000 per quarter and receives reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No other compensation is, or will be, paid to directors for services rendered as directors. From the Company's inception to the date of this filing actions of the Company's Board of Directors have been taken pursuant to unanimous written consents in lieu of any regular or specially called meetings. There are no family relationships between any directors or officers of the Company.


     ITEM 6.   EXECUTIVE COMPENSATION

          The   Company's   executive   officers  are  presently  not
     compensated for their services in such capacities.


     ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The officers and directors are required to devote only so much of their time to the Company's affairs as is necessary for the effective conduct of the Company's business. Each of the directors and officers has, and may continue to have, occupations and sources of income other than as a director or officer of the Company.

          To date, the Company's lease income has been derived from one affiliated company, Continental Express SD, Inc., and Continental Express SD, Inc. has guaranteed each of the Company's existing credit facilities granted by Navistar Financial Corporation, Banc One Leasing Corporation, Fleet Capital Leasing, and GE Capital Corporation. Edward M. Harvey, the President and Chairman of the Board of Directors of the Company, owns 67.75% of the issued and outstanding shares of Common Stock of the Company, and is the President and the controlling and majority shareholder of Continental Express SD, Inc.

          Except as set forth above, there have not been any transactions and currently there are no proposed transactions in which the amount involved exceeds $60,000 and in which any director, officer or five percent (5%) shareholder is involved since the Company's inception.

     ITEM 8.   LEGAL PROCEEDINGS

          There are no pending legal proceedings to which the Company is a party or to which any of the Company's assets or properties are subject.

     ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


          The Company's Common Stock is not presently traded on an established public trading market. Following the filing on this Form 10, the Company anticipates that it will submit its Common Stock for listing on the OTC Electronic Bulletin Board. As of September 30, 2000, there are no outstanding options or warrants to purchase, or securities convertible into, common stock of the Company. As of September 30, 2000, there are no shares of the Company's common stock or other equity of the Company that is being, or has been publicly proposed to be, publicly offered by the Company. Subject to compliance with the provisions of Rule 144 of the Securities Act of 1933, as amended, and specifically the requirements of Rule 144(c), all of the issued and outstanding shares of the Company's common stock would be eligible for sale pursuant to Rule 144, and further subject to the restrictions on sales by affiliates of the issuer and those that could be deemed underwriters. With the exception of 44,800 shares of commons stock, all of the remaining issued and outstanding common stock of the Company would be deemed held by affiliates for purposes of Rule 144.

          The following table sets forth the names of the holders of the Company's common stock as of September 30, 2000:

                                        Number of Shares of
          Name of Stockholder               Common Stock
          -------------------            -------------------

          Edward M. Harvey                  4,505,200
          Bonnie P. Harvey                    350,000
          Charles Harvey                      350,000
          Deborah Harvey                      350,000
          Jill Pryor                          350,000
          Darby Boyd                          350,000
          Mark Guffin                         350,000
          Diane Miller                         44,800

          The Company has not declared or paid any cash dividends on its Common Stock and does not intend to declare any dividends in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, and such other factors as the Board of Directors may consider. In addition, if the Company is able to negotiate new credit facilities, such facilities may include restrictions on the Company's ability to pay dividends.


     ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES


          In April 1998, the Company issued unregistered securities to the initial shareholders of the Company resulting in the issuance and delivery of 7,000,000 shares of the Company's Common Stock. Such securities were issued at $.01 par value pursuant to the exemptions from registration provided under the

     Delaware General Corporation Law  and the exemption provided  by
     Section 4(2) of the Securities Act of 1933, as amended, for issuances of securities not involving any public offering. The following table sets forth the names of the recipients and amounts received in connection with said transaction:

                                    Number of Shares of         Amount
      Name of Stockholder           Common Stock Acquired       Received
       -----------------             -------------------         ------

      Edward M. Harvey                  4,505,200              $ 45,052
      Bonnie P. Harvey                    350,000                 3,500
      Charles Harvey                      350,000                 3,500
      Deborah Harvey                      350,000                 3,500
      Jill Pryor                          350,000                 3,500
      Darby Boyd                          350,000                 3,500
      Mark Guffin                         350,000                 3,500
      Ralph Bradbury                      350,000                 3,500
      Diane Miller                         44,800                   448



ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


          The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"). At December 31, 1999, the Company had 6,650,000 shares of Common Stock outstanding and held of record by nine (9) persons. At such date, there were no shares of Preferred Stock issued and outstanding.

     Common Stock

          Each share of Common Stock entitles the holder thereof to one vote for each share on all matters submitted to the stockholders. The Common Stock is not subject to redemption or to liability for further calls. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and to share pro rata in any distribution to stockholders. The stockholders have no conversion, preemptive or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Board of Directors without any further stockholder approval.

     Preferred Stock

          The Board of Directors is authorized, without further action by the stockholders, to issue from time to time shares of Preferred Stock in one or more classes or series and to fix the designations, voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions) and certain other rights and preferences of the Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. As of the date of this Prospectus, the Company has no plan or arrangement for the issuance of any shares of Preferred Stock.

     1998 Stock Compensation Plan

          In April 1998, the Company instituted its 1998 Stock Compensation Plan (the "Stock Compensation Plan") for the purpose of compensating eligible non-employee directors by granting them shares of the Company's Common Stock in lieu of annual director's fees. A total of 100,000 shares are reserved for issuance pursuant to the Stock Compensation Plan. The Stock Compensation Plan is administered by the Board of Directors and provides that members of the Board of Directors who are neither officers nor employees of the Company or of any subsidiary shall receive, on November 15 of each year, 1,000 shares of Common Stock. The Common Stock will be granted only to directors who are not full-time employees as of the grant date. The Stock Compensation Plan may be terminated or amended either by the Board of Directors or by the Board of Directors and the stockholders, but not more often than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Unless the Stock Compensation Plan is amended, neither the number nor type of securities to be granted to directors pursuant to the Stock Compensation Plan may be changed. No shares of the Company's Common Stock have been issued under the Stock Compensation Plan to date.


     ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


          The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General
     Corporation Law (the "DGCL"), its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have fiduciary duties to the Company that are not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for action leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, the Company intends to maintain liability insurance for its officers and directors.

          Section 145 of the DGCL permits the Company to, and the Certificate of Incorporation provides that the Company may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise s(including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Such right of indemnification shall inure to such individuals whether or not the claim asserted is based on matters that antedate the adoption of the Certification of Incorporation. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by the Certificate of Incorporation, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to unlawful dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Section 102(b)(7) of the DGCL is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          The  financial  statements  and  Schedules required  to  be
     filed hereunder  are enclosed on Pages  F-1 through F-22.   Also
     included is the additional required interim data.


     ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


          Baird, Kurtz & Dobson, Certified Public Accountants, have served as the Company's principal accountant since the Company's formation. There were no accounting or auditing disagreements between the Company and Baird, Kurtz & Dobson.

     ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS


          (a)  Financial  Statements   -  See  Index   to  Financial
     Statements on Page F-1 and F-12 of this Information Sheet.

          (b)  Exhibits -
               3.1  Certification of Incorporation
               3.2  Bylaws
               10.1 Registrant's 1998 Stock Compensation Plan
               23.1 Consent  of  Baird,  Kurtz  & Dobson,  Certified
     Public Accountants

                                SIGNATURES


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Amendment to Number 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.






                                   CONX CAPITAL CORPORATION,
     Dated January 8, 2001

                                   By:  /s/  Edward M.  Harvey, President
                                        Edward M. Harvey, President

                          CONX CAPITAL CORPORATION
                                  FORM 10

                            INDEX TO EXHIBITS


     Exhibits                                                   Page
                                                                ----


       3.1   Certificate of Incorporation of the Registrant . . . *

       3.2   Bylaws of the Registrant . . . . . . . . . . . . . . *

      10.1   Registrant's 1998 Stock Compensation Plan  . . . . . *

      23.1   Consent of Baird, Kurtz & Dobson, Certified Public
             Accountants . . . . . . . . . . . . . . . . . . . .  42

      23.2   Accountants, Acknowledgement  . . . . . . . . . . .  43


      * Previously included as an Exhibit to Form 10 filed August 3, 2000, File Number 0-31235.

      -----------------

                                                         EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


          We consent to the inclusion in the Form 10 of our report dated January 11, 2000, with respect to the financial statements of CONX Capital Corporation as of December 31, 1999 and 1998, and for the year ended December 31, 1999 and the period April 21, 1998 through December 31, 1998.



                                        /s/  Baird, Kurtz & Dobson

                                        BAIRD, KURTZ & DOBSON


          Little Rock, Arkansas
          November 13, 2000

                                                             EXHIBIT 23.2



                          ACCOUNTANTS' ACKNOWLEDGEMENT


         We acknowledge the incorporation by reference in the November 17, 2000 Registration Statement of Form 10 (Amendment No. 1) of our report dated October 30, 2000 included with the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Section 7 and 11 of the Act.



                                       /s/ Baird, Kurtz & Dobson

                                       BAIRD, KURTZ AND DOBSON



         Little Rock, Arkansas
         November 17, 2000

                            CONX CAPITAL CORPORATION

                                DECEMBER 31, 1999




                                TABLE OF CONTENTS
                                _________________


                                                                 Page

     INDEPENDENT ACCOUNTANTS' REPORT . . . . . . . . . . . . . .  F-1

     FINANCIAL STATEMENTS
        Balance Sheets . . . . . . . . . . . . . . . . . . . . .  F-2
        Statements of Income . . . . . . . . . . . . . . . . . .  F-3
        Statements of Changes in Stockholders' Equity  . . . . .  F-4
        Statements of Cash Flows . . . . . . . . . . . . . . . .  F-5
        Notes to Financial Statements  . . . . . . . . . . . . .  F-6

                         Independent Accountants' Report
                         -------------------------------


     Board of Directors
     CONX Capital Corporation
     Little Rock, Arkansas


        We have  audited  the accompanying  balance sheets of CONX  CAPITAL
     CORPORATION as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders equity and cash flows for the year ended December 31, 1999 and the period April 21, 1998 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial
     statements  are free  of  material misstatement.    An audit  includes
     examining,  on  a test  basis,  evidence  supporting the  amounts  and
     disclosures  in  the financial  statements.   An  audit  also includes
     assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial
     statement  presentation.    We  believe  that  our  audits  provide  a
     reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CONX CAPITAL CORPORATION as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and the period April 21, 1998 through December 31, 1998, in conformity with generally accepted accounting principles.

                              BAIRD, KURTZ & DOBSON



     Little Rock, Arkansas
     January 11, 2000

                            CONX CAPITAL CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 1999 and 1998


                                     ASSETS
                                     ------

                                                       1999      1998
                                                       ----      ----


          Cash                                    $   97,203  $   85,009

          Accounts receivable - affiliated company    37,006

          Note receivable - affiliated company       175,565

          Equipment, at cost, net of accumulated
            depreciation                           7,891,979   4,602,807
                                                   ---------   ---------

                                                  $8,201,753  $4,687,816
                                                   =========   =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

          LIABILITIES

           Accounts payable - affiliated company  $   18,000  $   26,610

           Accrued expenses                           86,768      16,484

           Long-term debt                          7,435,98    4,560,985

           Deferred income taxes                     234,865       5,220
                                                   ---------   ---------
               TOTAL LIABILITIES                   7,775,618   4,609,299
                                                   ---------   ---------

          STOCKHOLDERS' EQUITY

           Common stock, $.01 par value,
          authorized and                              70,000      70,000
             issued 7,000,000 shares
           Retained earnings                         374,135       8,517
                                                     -------     -------
                                                     444,135      78,517


           Treasury stock, at cost, 350,000 shares   (18,000)
                                                     -------     -------
                                                     426,135      78,517
                                                     -------     -------
                                                  $8,201,753  $4,687,816
                                                   =========   =========




     See Notes to Financial Statements

                            CONX CAPITAL CORPORATION

                              STATEMENTS OF INCOME

              FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD
                    APRIL 21, 1998 THROUGH DECEMBER 31, 1998


                                                   1999         1998
                                                   ----         ----


          LEASE INCOME                        $2,894,050    $   635,550
                                               ---------       --------


          OPERATING EXPENSES

           Management fees                        60,000
           Depreciation                        1,662,136        408,196
           Professional fees                       7,894         36,788
           Directors fees                         20,000         15,000
           Rent                                    6,000
           Taxes and licenses                      4,385
           Other                                   1,387            102
           Interest expense                      539,815        161,727
                                               ---------      ---------
                                               2,301,617        621,813
                                               ---------      ---------

          INCOME FROM OPERATIONS                 592,433         13,737
                                               ---------      ---------

          OTHER INCOME (EXPENSES)
           Interest income                         2,830
                                               ---------


          INCOME BEFORE INCOME TAXES             595,263         13,737

          PROVISION FOR INCOME TAXES             229,645          5,220
                                               ---------      ---------

          NET INCOME                          $  365,618     $    8,517
                                               ---------      ---------

          EARNINGS PER SHARE

           Net income                         $  365,618     $    8,517
                                               =========      =========


           Weighted average shares of
             common stock                      6,825,000      7,000,000
                                               ---------      ---------

           Basic earnings per share           $   0.0536     $   0.0012
                                               ---------      ---------


     See Notes to Financial Statements

                            CONX CAPITAL CORPORATION


                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD
                    APRIL 21, 1998 THROUGH DECEMBER 31, 1998


                                      Common   Retained  Treasury
                                       Stock   Earnings   Stock     Total
                                       -----   --------   ------    -----


          BALANCE, APRIL 21, 1998     $        $         $         $


           Issuance of common stock     70,000                       70,000


           Net income                             8,517               8,517
                                       -------   ------    -------   ------
          BALANCE, DECEMBER 31, 1998    70,000    8,517              78,517


           Purchase of treasury stock                     (18,000)  (18,000)

           Net income                           365,618             365,618
                                       -------  -------    -------  -------


          BALANCE, DECEMBER 31, 1999  $ 70,000 $374,135 $ (18,000) $426,135
                                       =======  =======  =========  =======






     See Notes to Financial Statements

                            CONX CAPITAL CORPORATION

                            STATEMENTS OF CASH FLOWS

               FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD
                    APRIL 21, 1998 THROUGH DECEMBER 31, 1998


                                                      1999         1998
                                                      ----         ----


          CASH FLOWS FROM OPERATING ACTIVITIES

           Net income                             $  365,618  $     8,517
           Items not requiring cash:
             Depreciation                          1,662,136      408,196
             Deferred income taxes                   229,645        5,220
           Changes in:
             Accounts receivable                     (37,006)
             Accounts payable and accrued expenses    61,674       43,094
                                                   ---------     --------
                Net cash provided by operating
                  activities                       2,282,067      465,027
                                                   =========     ========

          CASH FLOWS FROM INVESTING ACTIVITIES

           Purchase of property and equipment     (4,951,308)  (5,011,033)
           Issuance of note receivable              (175,565)
                                                   ---------    ---------
             Net cash used in investing
               activities                         (5,126,873)  (5,011,033)


 CASH FLOWS FROM FINANCING ACTIVITIES
          CASH FLOWS FROM FINANCING ACTIVITIES

           Purchase of treasury stock                (18,000)
           Issuance of common stock                                70,000
           Proceeds from issuance of long-term
            debt                                   4,951,308    5,011,033
           Payments on long-term debt             (2,076,308)    (450,018)
            Net cash provided by financing         ---------    ---------
              activities                           2,857,000    4,631,015

          NET INCREASE IN CASH                        12,194       85,009


          CASH, BEGINNING OF PERIOD                   85,009
                                                   ---------    ---------
          CASH, END OF PERIOD                     $   97,203   $   85,009
                                                   =========    =========










     See Notes to Financial Statements

                            CONX CAPITAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998




          NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



          Nature of Operations
          --------------------

              CONX Capital Corporation, a Delaware Corporation, is a specialty commercial finance company engaged in the business of originating and securing loans and equipment leases to smaller businesses, with a primary initial focus on regional trucking companies. The Company was organized in April 1999 with its headquarters located in Carson City, Nevada. The Company originates loans and leases through marketing offices located in Carson City, Nevada, and Little Rock, Arkansas. For the periods ended December 31, 1999 and 1998, all lease income was derived from one affiliated company.

          Revenue Recognition
          -------------------

               The Company recognizes operating lease income on the straight-line basis over the life of the operating leases. These operating leases contain provisions for service charges on late payments equal to 2% of the lease payment or, if less, the highest rate allowed by Nevada law. The leases also contain excess mileage charges in the amount of five cents per mile for miles in excess of 150,000 miles determined on an annual basis. Initial direct costs are expensed over the life of the corresponding lease in proportion to the recognition of lease income.

               At December 31, 1999, the approximate future minimum lease incomes under these operating leases are as follows:

                    2000                               $ 2,394,175
                    2001                                   145,350
                                                        ----------

                                                       $ 2,539,525
                                                        ----------
          Operating Leases
          ----------------

              The Company leases equipment under noncancellable operating leases. These leases expire in various years through 2001 and convert to a month to month basis if the Company does not receive notice of termination. These leases require the lessee to pay all executory costs (property taxes, maintenance and insurance). Rental income under these operating leases was $2,894,050 and $635,550 for the years ended December 31, 1999 and 1998, respectively.

                           CONX CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998





          NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


              Equipment under operating leases consists of the following at December 31, 1999 and 1998:


                                                     1999           1998
                                                     ----           ----

                Tractor                         $ 7,496,417     $ 3,960,053
                Trailers                          2,465,894       1,050,950
                                                  ---------      ----------
                                                  9,962,311       5,011,003
                Less accumulated depreciation     2,070,332         408,196
                                                  ---------       ---------

                                                $ 7,891,979     $ 4,602,807
                                                 ==========      ==========
          Use of Estimates
          ----------------

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Equipment
          ---------

              Equipment is depreciated over the estimated useful life of each asset. Annual depreciation is computed using the straight-line method. Estimated useful lives are as follows:

           Tractors                                             5 years
           Trailers                                            10 years


          Income Taxes
          ------------

              Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

                            CONX CAPITAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1999 AND 1998



           NOTE 2:   LONG-TERM DEBT

           Note payable -  Navistar Financial Corp. (A)         $ 5,328,485
           Note payable   Banc One Leasing Corp. (B)              1,517,368
           Note payable   Fleet Capital Leasing (C)                 590,132
                                                                  ---------
                                                                $ 7,435,985
                                                                  ---------

            Aggregate annual maturities of long-term debt at
              December 31, 1999

              2000                                              $ 2,418,351
              2001                                                2,594,615
              2002                                                2,206,352
              2003                                                  216,667
                                                                  ---------
                                                                $ 7,435,985

         (A) Due in monthly installments through 2003 ranging from $2,253 to $53,693; including interest from 6.5% to 7.4%; secured by trucks and trailers. Notes are guaranteed by Continental Express SD, Inc. (See Note 3)

         (B)  Due October  30,  2003;  payable $14,892  monthly,  including
              interest at  7.83%; secured by trailers.   Note is guaranteed
              by Continental Express SD, Inc. (see Note 3)

         (C)  Due January  28,  2003; payable  $45,367  monthly,  including
              interest at 6.5%; secured by tractors and trailers.   Note is
              guaranteed by Continental Express SD, Inc. (see Note 3)


          NOTE 3:  RELATED PARTY TRANSACTIONS

              The  Company leases  all  of  its  equipment  to  Continental
          Express SD, Inc., an affiliated company, which has common ownership with the Company. The lessor is required to pay all executory costs (maintenance and insurance). The Company uses the management and office supplies of Harvey, Inc., an affiliated

          Company,  which is  owned by  a  stockholder.   The Company  paid
          Harvey, Inc. $60,000 during 1999 for management fees.

              At December 31, 1999, the Company had a receivable from Continental Express SD, Inc. in the amount of $175,565.

              At December 31, 1999, the approximate future minimum lease income under these operating leases are as follows:

                    2000                                         $ 2,394,175
                    2001                                             145,350
                                                                   ---------
                                                                 $ 2,539,525
                                                                   =========

                            CONX CAPITAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



          NOTE 4:   INCOME TAXES

              The provision for income taxes includes these components:

                                                      1999          1998
                                                      ----          ----
           Taxes currently payable                 $             $
           Deferred income taxes                      229,645        5,220
                                                     --------      -------
                                                   $  229,645    $   5,220

              A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                      1999          1998
                                                      ----          ----

          Computed at the statutory rate (34%)     $  202,389    $   4,670

           Increase resulting from:
             State income taxes - net of federal
               tax benefit                             27,256          550
                                                      -------        -----

           Actual tax provision                      $229,645     $  5,220
                                                      =======      =======


              The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                      1999          1998
                                                      ----          ----

           Deferred tax assets:
             Net operating loss carryforwards
              (expiring 2019)                      $  276,864    $ 172,937

           Deferred tax liabilities:
             Accumulated depreciation                (511,729)    (178,157)
                                                    ---------     ---------
           Net deferred tax liability              $ (234,865)   $  (5,220)
                                                    =========     ========

                            CONX CAPITAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



          NOTE 5:   EQUIPMENT


              Equipment consists of the following at December 31, 1999 and 1998:

                                                       1999        1998
                                                       ----        ----

             Tractors                             $ 7,496,417   $ 3,960,053
             Trailers                               2,465,894     1,050,950
                                                    ---------     ---------
                                                    9,962,311     5,011,003
             Less accumulated depreciation          2,070,332       408,196
                                                  $ 7,891,979   $ 4,602,807



          NOTE 6:   SIGNIFICANT ESTIMATES AND CONCENTRATIONS

              Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. These matters include the following:


          Year 2000 Issue
          ---------------

              Like all entities, the Company is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. The Company recognizes that the Year 2000 Issue poses a risk beyond January 1, 2000 as errors may not become evident until after that date. The Company has performed the remediation steps it believes necessary to address the Year 2000 Issue.

              It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which it does business. If remediation efforts of the Company or third parties with which it does business are not successful, the Year 2000 problem could have negative effects on the Company's financial condition and results of operation in the near term. The Company does not believe any significant Year 2000 problems have occurred.

                            CONX CAPITAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998




          NOTE 7:   ADDITIONAL CASH FLOW INFORMATION
                                                           1999        1998
                                                           ----        ----

           Interest paid                               $ 535,531    $ 145,243
                                                         =======      =======

                            CONX CAPITAL CORPORATION

                     SEPTEMBER 30, 2000 AND DECEMBER 31, 1999



                                TABLE OF CONTENTS
                                -----------------


                                                                 Page
                                                                 ----


     INDEPENDENT ACCOUNTANTS' REPORT . . . . . . . . . . . . . . F-13

     FINANCIAL STATEMENTS
        Balance Sheets . . . . . . . . . . . . . . . . . . . . . F-14

        Statements of Income . . . . . . . . . . . . . . . . . . F-15

        Statements of Changes in Stockholders  Equity  . . . . . F-16

        Statements of Cash Flows . . . . . . . . . . . . . . . . F-17

        Notes to Financial Statements  . . . . . . . . . . . . . F-18

                         Independent Accountants' Report
                         -------------------------------


     Board of Directors
     CONX Capital Corporation
     Little Rock, Arkansas


     We have reviewed the condensed balance sheet of CONX CAPITAL CORPORATION as of September 30, 2000 and the related condensed statement of income and cash flows for the three month and nine-month periods ended September 30, 2000 and 1999 and the condensed statements of changes in stockholders's equity and cash flows for the nine month periods ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the condensed financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 1999 and the related statements of income, statements of changes in stockholders equity, and cash flows for the year then ended and in our report dated January 11, 2000, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed financial statements as of December 31, 1999 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

                                        BAIRD, KURTZ & DOBSON



     Little Rock, Arkansas
     Octiober 30, 2000

                            CONX CAPITAL CORPORATION

                                 BALANCE SHEETS

                     SEPTEMBER 30, 2000 AND DECEMBER 31, 1999


                                     ASSETS
                                     ------

                                                     September 30,
                                                         2000
                                                     (Unaudited)       1999
                                                      ---------        ----

          Cash                                      $    317,055   $    97,203
          Accounts receivable - affiliated company       101,662        37,006
          Prepaid expenses                                 5,000
          Note receivable - affiliated company                         175,565
          Equipment, at cost, net of accumulated
            depreciation                              10,836,803     7,891,979
                                                     -----------     ---------
                                                    $ 11,260,520   $ 8,201,753
                                                     ===========    ==========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


          LIABILITIES
           Accounts payable - affiliated company    $              $    18,000
           Accrued expenses                               26,165        86,768
           Long-term debt                              9,946,228     7,435,985
           Deferred income taxes                         474,991       234,865
                                                      ----------     ---------

               TOTAL LIABILITIES                      10,447,384     7,775,618
          STOCKHOLDERS' EQUITY

           Common stock, $.01 par value,
          authorized and issued 7,000,000 shares          70,000        70,000
           Retained earnings                             761,136       374,135
                                                       ---------      --------
                                                         813,136       444,135

           Treasury stock, at cost, 350,000 shares       (18,000)     (18,000)
                                                       ---------      -------
                                                         813,136      426,135
                                                       ---------      -------
                                                    $ 11,260,520  $ 8,201,753
                                                      ==========    =========









     See Accountants' Review Report and
     Notes to Condensed Financial Statements

                            CONX CAPITAL CORPORATION

                              STATEMENTS OF INCOME
                              ====================

                     FOR THE THREE MONTHS AND NINE MONTHS
                     ====================================
                      ENDED SEPTEMBER 30, 2000 AND 1999
                      =================================



                                 Three Months Ended       Nine Months Ended
                                    September 30,          September 30,
                                  2000         1999       2000         1999
                                  ----         ----       ----         ----
                                     (Unaudited)             (Unaudited)


 LEASE INCOME                $ 1,152,600  $ 736,650   $ 3,173,687  $ 2,125,100
                               ---------    -------     ---------    ---------
 OPERATING EXPENSES
   Management fees                15,000                   45,000
   Depreciation                  684,198    404,761     1,901,512    1,211,132
   Interest expense              196,721    132,756       544,828      392,794
   Professional fees              16,876                   29,421        7,894
   Directors fees                  5,000      5,000        15,000       15,000
   Rent                            1,500                    4,500
   Taxes and licenses              1,440                   10,375
   Other                             280        308         1,634        1,213
                               ---------    -------     ---------     --------
                                 921,015    542,825     2,552,270    1,632,418
                               ---------    -------     ---------    ---------

 INCOME FROM OPERATIONS          231,585    193,825       621,417      492,682

 OTHER INCOME                      2,324                    5,710
                               ---------    -------       -------    ---------

 INCOME BEFORE INCOME TAXES     233,909     193,825       627,417      492,682

 PROVISION FOR INCOME TAXES       89,563     74,216       240,126      188,648
                               ---------    --------      -------      -------
 NET INCOME                  $   144,346  $  119,609  $   387,001   $  304,034
                              ==========   =========    =========    =========


 EARNINGS PER SHARE
  Net income                 $   144,346  $  119,609  $  387,001    $  304,034
  Weighted average shares
   of common stock             6,650,000   6,888,518   6,650,000     6,672,826
                               ---------   ---------   ---------     ---------
  Basic earnings per share   $    0.0217  $   0.0174  $   0.0582    $   0.0456
                              ==========   =========   =========     =========




     See Accountants' Review Report and
     Notes to Condensed Financial Statements

                            CONX CAPITAL CORPORATION


                  STATEMENTS OF CHANGES IN STOCKHOLDERS  EQUITY

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                       Common    Retained   Treasury
                                        Stock    Earnings    Stock      Total
                                        -----    --------    -----      -----

          BALANCE, DECEMBER 31, 1998  $  70,000  $  8,517  $         $  78,517

             Net income                           304,034              304,034
                                        -------   -------    -------   -------

          BALANCE, SEPTEMBER 30, 1999    70,000   312,551              382,551

             Net income                            61,584               61,584

             Purchase of treasury stock                      (18,000)  (18,000)
                                        -------   -------    -------   -------

          BALANCE, DECEMBER 31, 1999     70,000   374,135    (18,000)  426,135


             Net income (unaudited)               387,001              387,001
                                        -------   -------    --------  -------


          BALANCE, SEPTEMBER 30,
            2000 (UNAUDITED)           $ 70,000  $ 761,136 $(18,000) $ 813,136
                                        =======   ========  =======   ========


     See Accountants' Review Report and
     Notes to Condensed Financial Statements

                            CONX CAPITAL CORPORATION

                            STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                September 30,   September 30,
                                                    2000           1999
                                                 (Unaudited)     (Unaudited)
                                                  ---------       ---------

          CASH FLOWS FROM OPERATING ACTIVITIES
           Net income                             $   387,001   $   304,034
           Items not requiring cash:
             Depreciation                           1,901,512     1,211,132
             Deferred income taxes                    240,126       188,648

           Changes in:
             Accounts receivable                      (64,656)      (35,775)
             Prepaid expenses                          (5,000)
             Accounts payable and accrued expenses    (78,603)      (25,095)
                                                    ---------     ---------
               Net cash provided by operating
                 activities                        2,380,380      1,642,944
                                                   =========      =========


          CASH FLOWS FROM INVESTING ACTIVITIES

           Purchase of property and equipment     (4,846,336)    (4,339,308)
           Collections on note receivable            175,565
                                                   ---------      ---------
               Net cash used in investing
                  activites                       (4,670,771)    (4,339,308)


          CASH FLOWS FROM FINANCING ACTIVITIES
           Purchase of treasury stock                               (18,000)
           Proceeds from issuance of long-term
             debt                                  4,846,336      4,339,308

           Payments on long-term debt             (2,336,093)    (1,531,449)
                                                   ---------      ---------
             Net cash provided by financing
               activities                          2,510,243      2,789,859
                                                   ---------      ---------

          INCREASE IN CASH                           219,852         93,495


          CASH, BEGINNING OF PERIOD                   97,203         85,009
                                                    --------       --------
          CASH, END OF PERIOD                    $   317,055   $    178,504
                                                  ==========    ===========

























     See Accountants' Review Report and
     Notes to Condensed Financial Statements

                           CONX CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                   SEPTEMBER 31, 2000 AND DECEMBER 31, 1999




        NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                 ACCOUNTING POLICIES



             Nature of Operations
             --------------------

                CONX Capital Corporation, a  Delaware Corporation, is  a
             specialty commercial finance company engaged in the business of originating and securing loans and equipment leases to smaller businesses, with a primary initial focus on regional trucking companies. The Company was organized in April 1998 with its headquarters located in Carson City, Nevada. The Company originates loans and leases through marketing offices located in Carson City, Nevada, and Little Rock, Arkansas. For the nine months ended September 30, 2000 and the year December 31, 1999, all lease income was derived from one affiliated company. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.


             Accounting Policies
             -------------------

                All   adjustments  made   to  the   unaudited  financial
             statements were of a normal recurring nature. In the opinion of management, all adjustments necessary for a fair presentation of the results of interim periods have been made. The results of operations for the period are not necessarily indicative of the results to be expected for the full year.

                Certain  information   and  note   disclosures  normally
             included in the Company s annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company s Form 10 filed with the Securities and Exchange Commission.


             Use of Estimates
             ----------------

               The  preparation  of  financial statements  in  conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          CONX CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                   SEPTEMBER 31, 2000 AND DECEMBER 31, 1999




          NOTE 1:   NATURE  OF  OPERATIONS   AND  SUMMARY  OF   SIGNIFICANT
                    ACCOUNTING POLICIES (Continued)



             Equipment
             ---------

               Equipment is  depreciated over  the estimated  useful life of each asset. Annual depreciation is computed using the straight-line method. Estimated useful lives are as follows:

               Tractors                                           5 years
               Trailers                                          10 years



             Income Taxes
             ------------

               Deferred tax  liabilities  and assets  are recognized  for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.


             Revenue Recognition
             -------------------

               The  Company  recognizes  operating  lease  income on  the straight-line basis over the life of the operating leases. These operating leases contain provisions for service charges on late payments equal to 2% of the lease payment or, if less, the highest rate allowed by Nevada law. The leases also contain excess mileage charges in the amount of five cents per mile for miles in excess of 150,000 miles determined on an annual basis. Initial direct costs are expensed over the life of the corresponding lease in proportion to the recognition of lease income.

               At  September 30, 2000,  the  approximate  future  minimum lease income under these operating leases are as follows:

                                                               (Unaudited)
                                                               -----------

                2000                                         $   820,575
                2001                                           1,683,500
                2002                                             350,000
                                                               ---------
                                                             $ 2,854,075
                                                               =========

          See Accountants' Review Report

                          CONX CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                   SEPTEMBER 31, 2000 AND DECEMBER 31, 1999





          NOTE 1:   NATURE  OF  OPERATIONS   AND  SUMMARY  OF   SIGNIFICANT
                    ACCOUNTING POLICIES (Continued)


             Operating Leases
             ----------------

               The Company leases equipment under noncancellable operating leases. These leases expire in various years through 2002 and convert to a month to month basis if the Company does not receive notice of termination. These leases require the lessee to pay all executory costs (property taxes, maintenance and insurance). Rental income under these operating leases was $3,173,687 and $2,894,050 for the nine months and year ended September 30, 2000 and December 31, 1999, respectively.

               Equipment  under operating leases consists of the following at September 30, 2000 and December 31, 1999:

                                                   2000
                                               (Unaudited)        1999
                                                ---------         ----

           Tractors                          $ 12,342,754    $  7,496,417
           Trailers                             2,465,894       2,465,894
                                               ----------       ---------
                                               14,808,648       9,962,311
           Less accumulated depreciation        3,971,845       2,070,332
                                               ----------       ---------
                                             $ 10,836,803    $  7,891,979
                                              ===========       =========


             NOTE 2:   LONG-TERM DEBT

                                                              (Unaudited)
                                                               ---------

           Note payable - Navistar Financial Corp. (A)      $ 7,012,692
           Note payable   Banc One Leasing Corp. (B)          1,175,698
           Note payable   Fleet Capital Leasing (C)             488,126
           Note payable   GE Capital Corp. (D)                1,269,712
                                                              ---------
                                                            $ 9,946,228
                                                              =========
          See Accountants' Review Report

                           CONX CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                   SEPTEMBER 31, 2000 AND DECEMBER 31, 1999




             NOTE 2:   LONG-TERM DEBT (Continued)

               Aggregate  annual   maturities   of   long-term  debt   at
             September 30, 2000:

           2000                                               $    890,137
           2001                                                  3,729,162
           2002                                                  3,406,037
           2003                                                  1,586,389
           2004                                                    334,503
                                                                 ---------
                                                              $  9,946,228
                                                                 =========

             (A)

                Due in monthly installments through 2003 ranging from $2,253 to $53,693; including interest from 6.5% to 7.4%; secured by trucks and trailers. Notes are guaranteed by Continental Express SD, Inc. (See Note 3)


             (B)

                Due October 30, 2003; payable $14,892 monthly, including
                interest  at  7.83%;  secured  by  trailers.    Note  is
                guaranteed by Continental Express SD, Inc. (see Note 3)


             (C)

                Due January 28, 2003; payable $45,367 monthly, including interest at 6.5%; secured by tractors and trailers.
                Note  is guaranteed by Continental Express SD, Inc. (see
                Note 3)

             (D)

                Due January 13, 2004; payable $36,421 monthly, including
                interest  at  8.26%;   secured  by  trucks.     Note  is
                guaranteed by Continental Express SD, Inc. (see Note 3)


          NOTE 3:  RELATED PARTY TRANSACTIONS

               The  Company leases  all of  its equipment  to Continental

             Express SD, Inc., an affiliated company, which has common ownership with the Company. The lessor is required to pay all executory costs (maintenance and insurance). The Company uses the management and office supplies of Harvey, Inc., an affiliated Company, which is owned by the Company s principal stockholder. The Company paid Harvey, Inc. $45,000 and $60,000 during the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively, for management fees.

               At  December 31,  1999, the Company had  a note receivable from Continental Express SD, Inc. in the amount of $175,565. This note bears no interest.













          See Accountants' Review Report

                           CONX CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                   SEPTEMBER 31, 2000 AND DECEMBER 31, 1999





          NOTE 3:  RELATED PARTY TRANSACTIONS (Continued)




               At  September  30, 2000,  the  approximate future  minimum lease income under these operating leases are as follows:


                                                               (Unaudited)
                                                                ---------

               2000                                           $   820,575
               2001                                             1,683,500
               2002                                               350,000
                                                                ---------
                                                              $ 2,854,075
                                                                =========

             NOTE 4:   INCOME TAXES

               The provision for income taxes includes these components:

                                                      2000
                                                   (Unaudited)     1999
                                                    ---------      ----


           Taxes currently payable                $            $
           Deferred income taxes                      240,126      229,645
                                                      -------      -------
                                                  $   240,126  $   229,645


               A reconciliation  of income tax  expense at  the statutory rate to the Company s actual income tax expense is shown below:

                                                      2000
                                                   (Unaudited)     1999
                                                    ---------      ----

           Computed at the statutory rate (34%)  $    213,223   $  202,389

           Increase resulting from:
             State income taxes net of federal
               tax benefit                             26,903       27,256

           Actual tax provision                  $    240,126   $  229,645
                                                      =======      =======






          See Accountants' Review Report

                           CONX CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                   SEPTEMBER 31, 2000 AND DECEMBER 31, 1999




             NOTE 4:   INCOME TAXES (Continued)


               The  tax  effects  of  temporary  differences  related  to deferred taxes shown on the balance sheets were:

                                                      2000
                                                   (Unaudited)     1999
                                                    ---------      ----
           Deferred tax assets:
             Net operating loss carryforwards
               (expiring 2019)                     $  395,872   $  276,864


           Deferred tax liabilities:
             Accumulated depreciation                (870,863)    (511,729)

           Net deferred tax liability              $ (474,991)  $ (234,865)
                                                     ========     ========


             NOTE 5:   EQUIPMENT


               Equipment consists of the following  at September 30, 2000 and December 31, 1999:

                                                      2000
                                                   (Unaudited)     1999
                                                    ---------      ----

             Tractors                            $ 12,342,754   $ 7,496,417
             Trailers                               2,465,894     2,465,894
                                                   ----------     ---------
                                                   14,808,648     9,962,311
             Less accumulated depreciation          3,971,845     2,070,332
                                                   ----------     ---------
                                                 $ 10,836,803   $ 7,891,979
                                                   ==========     =========


             NOTE 6:   ADDITIONAL CASH FLOW INFORMATION

                                                     2000
                                                  (Unaudited)      1999
                                                   ---------       ----


       Interest paid                             $   544,828    $    535,531
                                                   =========       =========





          See Accountants' Review Report